Coastal Bancorp’s Stockholders Approve the Merger and Board Declares Regular and Special Dividends

HOUSTON (April 22, 2004) – Coastal Bancorp, Inc. (NASDAQ:CBSA) announced today that stockholders of the Company approved the Agreement and Plan of Merger dated December 1, 2003 between Coastal and Hibernia Corporation (“Hibernia”) at Coastal’s Annual Meeting of Stockholders held today in Houston, Texas. Under the terms of the agreement, Hibernia will acquire all of the outstanding Coastal common stock for $41.50 per share in cash. Management of Coastal believes that all required regulatory approvals for the merger have been received. The legal closing of this transaction is scheduled to take place on May 12, 2004, subject to customary closing conditions.

Coastal also announced that its Board of Directors today declared at its regularly scheduled board meeting a first quarter common stock dividend. The $0.15 per share cash dividend will be paid on May 12, 2004 to shareholders of record as of April 30, 2004.

Additionally, Coastal’s Board of Directors today declared a second quarter dividend covering the period of April 1, through May 12, 2004. The $0.07 per share cash dividend will also be paid on May 12, 2004 to shareholders of record as of April 30, 2004.

Coastal Bancorp, Inc. owns through its wholly-owned subsidiary, Coastal Banc Holding Company, Inc., 100 percent of the voting stock of Coastal Banc ssb, a Texas-chartered FDIC insured, state savings bank headquartered in Houston. Coastal Banc ssb operates 44 branches in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. You can visit our website at www.coastalbanc.com for more information about our products and services.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking statements with respect to plans, projections or future performance of Coastal, the occurrence of hich involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Coastal Bancorp, Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. Furthermore, Coastal does not intend (and is not obligated) to update publicly any forward-looking statement.

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